ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

OXFORD CITY FOOTBALL CLUB, INC.

Article V of the Corporation’s Articles of Incorporation is hereby amended by adding the terms of the Series B Preferred Stock as set forth below in the Certificate of Designation of the Series B Preferred Stock.

The amendment provided for herein was duly adopted by the Board of Directors of the Corporation on November 20, 2013, in accordance with Sections 14-2-1002 and 14-2-602 of the Georgia Business Corporation Code. Shareholder action was not required.

Certificate of Designation of the

Series B Preferred Stock of Oxford City Football Club, Inc.

A series of Preferred Stock of the Corporation be, and it hereby is, created out of the 40,000,000 authorized but unissued shares of the capital preferred stock of the Corporation, such series to be designated Series B Preferred Stock (the “Series B Preferred Stock”), to consist of Five million (5,000,000) shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights:

1. Voting. Except as may be otherwise provided in the Articles of Incorporation or by laws, the Series B Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. If at least one share of Series B Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series B Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 2 times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of any Preferred Stock which are issued and outstanding at the time of voting.

2. Dividends.

2.(a) Dividends on the Series B Preferred Stock shall accrue on each share of Series B Preferred Stock, from the date of original issuance of such share of Series B Preferred Stock on a cumulative basis, at the rate of 6.0% (six percent) per annum. Cumulative dividends will be payable twice each calendar year only if, as and when determined and declared by the Board of Directors of the Corporation. Such dividends on the Series B Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any common stock. At the Company’s option, the Company may elect to pay any and all such cumulative dividends in cash, common stock, and/or Series B Preferred Stock or any combination thereof. Dividends shall only be paid if the anti-dilution rights described in Section 3 below are ended for whatever reason.

2.(b) No dividend shall be paid on shares of the capital stock of the Corporation in any fiscal year unless the preferential dividends of the Series B Preferred Stock set forth in Section 2.(a) above shall have been paid in full.

3. Anti-Dilution Rights. Each share of Series B Preferred Stock shall have anti dilution protection such that any issuance of common shares or other financial instruments shall result in an equal number of shares so issued be issued to the Series B Preferred Stock shareholders on a pro rated basis to the number of shares then outstanding, so long as at least one share of Series B Preferred Stock is outstanding, so there shall be no dilution to the Series B Preferred Stockholders from the issuance of new shares.

4. Price.

4.(a) The initial price of each share of Series B Preferred Stock shall be $1.00.

4.(b) The price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

5. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $4.00 per share, (the “Preference Value”), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation’s Series A Preferred Stock and then to the holders of the Corporation’s Common Stock.

Written notice of such Liquidation, stating a payment date, the amount of the Liquidation Preference Payments and the place where said Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, or email, not less than 20 days prior to the payment date stated therein, to the holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

As used in this Certificate of Designation, the term “Liquidation” shall be deemed to consist of (x) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (y) a consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such other entity or affiliate thereof (other than a merger to reincorporate the Corporation in a different jurisdiction) in which the shareholders of the Corporation do not continue to hold at least a 50% interest in the successor entity, or a transaction or a series of transactions that results in the transfer of more than 50% of the voting power of the Corporation, or (z) the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets.

6. Conversions. The Company and the holders of shares of Series B Preferred Stock shall have the following conversion rights:

6. (a) Each share of Series B Preferred Stock shall be convertible, at any time after eighteen months (18) from the date of issuance, and/or from time to time, into the three hundred (300) shares of the Corporation’s Common Stock, par value $0.001 per share (the “Conversion Rate”). Such conversion shall be deemed to be effective on the business day (the “Conversion Date”) following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder’s intention to convert the shares of Series B Stock, together with the holder’s stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

6. (b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock issuable to the holder pursuant to the holder’s conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

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6. (c) All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and non-assessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

6. (d) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted.

6. (e) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

6. (f) Restrictions on Transfer. Upon Conversion of Series B Preferred Stock to Common Stock of the Corporation the Common Shares are thereby “Restricted Securities” because such securities are being converted by the Corporation in private transactions not involving a public offering. Legends reciting the restricted nature of the Securities will appear on all certificates evidencing such securities. Each certificate will contain a legend stating that the security is not registered under the Securities Act (“Federal Legend”) and the resale of the securities represented by such certificate is restricted, as set forth more fully below.

6. (g) Federal Legend. The Federal Legend appearing on all certificates evidencing the securities offered hereby will be substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO ANY EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND UNDER APPLICABLE STATE LAW, THE AVAILABILITY OF WHICH MUST BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

6. (h) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable (except for taxes which are not payable by the Corporation pursuant to Section 6.(d) hereof) and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that, to the extent permitted by law, it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time.

7. Record Owner. The Corporation may deem the person in whose name shares of Series B Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series B Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

8. Register. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Series B Voting Preferred Stock. Upon any transfer of shares of Series B Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

9. No Other Rights, Privileges, Etc. Except as specifically set forth herein, the holders of the Series B Preferred Stock shall have no other rights, privileges or preferences with respect to the Series B Preferred Stock.

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